EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-197734 on Form N-1A of our reports dated March 19, 2021, relating to the financial statements and financial highlights of Eaton Vance TABS 5-to-15 Year Laddered Municipal Bond NextShares, one of the funds constituting Eaton Vance NextShares Trust II (the “Trust”), and the 5-to-15 Year Laddered Municipal Bond Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended January 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 27, 2021